EXHIBIT 99.2

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

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TYPHOON TOUCH TECHNOLOGIES, INC.,

Plaintiff,

- against -

LAWRENCE E. HARRIS, a/k/a LARRY HARRIS,

Defendant.

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Index No. VERIFIED COMPLAINT

Plaintiff TYPHOON TOUCH TECHNOLOGIES, INC., by its attorneys, HOFHEIMER GARTLIR & GROSS, LLP, for its complaint against the defendant LAWRENCE E. HARRIS, A/K/A LARRY HARRIS states to the Court as follows:

1.                  Plaintiff Typhoon Touch Technologies, Inc. ("plaintiff" or "Typhoon") is a publicly traded (Nasdaq OTC: TYTT) Nevada corporation with its principal place of business located in Seattle, Washington.

2.                  Upon information and belief, defendant Lawrence E. Harris, a/k/a Larry Harris ("defendant Harris" or "Harris") is an individual with his principal place of business at The University of Southern California – Los Angeles, City and County of Los Angeles, State of California, and residing in the City and County of Los Angeles, State of California.

3.                  The causes of action set forth herein arose in the City, State and County of New York.

4.                  Typhoon is the owner by assignment of two United States Patents (No. 5,379,057 and No. 5,675,362); both entitled "Portable Computer with Touch Screen and Computer System Employing Same" (the "Patents").  Typhoon acquired the Patents in 2007.

5.                  Since December 2007, Typhoon has been engaged as the plaintiff in patent litigation pending in the United States District Court in Tyler, Texas, seeking to enforce its rights under the aforesaid Patents against alleged infringers (the "Patent Litigation").  Two of the Defendants in the Patent Litigation have settled with and/or entered into licensing agreements with Typhoon with respect to the Patents.  The Patent Litigation includes as defendants several large corporations including Apple, Dell, Samsung, Lenovo and others.  In the event Typhoon is successful in the Patent Litigation, potential damages may reach hundreds of millions -- or even billions -- of dollars.

6.                  Upon information and belief, defendant Harris holds a Bachelor's degree in management sciences from The University of California – San Diego, and both a Master's degree and Ph.D. in economics from The University of Chicago.

7.                  Upon information and belief, defendant Harris holds a named chair at The University of Southern California Marshall School of Business, is the director of The University of Southern California Marshall School Center for Investment Studies, formerly served as the Chief Economist of the United States Securities and Exchange Commission, regularly holds himself out as and serves as an expert in the areas of trading and investment management issues that arise in financial markets, is a frequent lecturer and author on these topics, is by his own description a sophisticated individual trader of securities, and is actively engaged in the purchase and sale of securities in the State of New York and other states for his own account.

8.                  Upon information and belief, defendant Harris was a panelist on the September 15, 2006 SEC "Roundtable on the Regulation SHO Pilot."  Upon information and belief, the Regulation SHO Pilot temporarily suspended application of price restrictions on short sales for certain securities during a period that spanned 2006 and 2007.

9.                  Upon information and belief, defendant Harris has advocated for the elimination of price restrictions -- such as the up-tick rule -- on short sales.  Upon information and belief, defendant Harris is a sophisticated investor who is well versed in and has lectured about all forms of market manipulation, including various forms of short selling the stock of small companies.

10.              Upon information and belief, defendant Harris has stated or written that "singling out short sellers for possible market manipulation is akin to turning a blind eye to other blatant forms of fraudulent behavior.  Efforts to regulate short selling to prevent manipulation have an unsavory impact upon the other type of manipulation which is the pump and dump."

11.              Upon information and belief, defendant Harris is and has been actively engaged in taking short positions in lightly traded stock of small companies, holds himself out as a leading expert on shorting stocks, and is therefore extremely knowledgeable about the inherent risks of short selling stocks of small companies with little or no trading volume.

12.              Upon information and belief, in or about February 2008, defendant Harris took a short position of 2,000 shares in Typhoon at approximately $3 per share despite the fact that Typhoon has a long history of little or no trading volume.  In fact on numerous occasions and for several days at a time there has been no trading whatsoever in Typhoon's stock.

13.              Upon information and belief, defendant Harris took his 2,000 share short position in Typhoon as part of a broader consortium and cartel of organized investors who together took short positions in Typhoon.  (Harris is purportedly an "independent" director of Interactive Brokers, Inc.)

14.              Upon information and belief, all or some of the transactions related to the Harris short position -- or transactions that the Harris short position arose out of -- occurred in the State of New York, either in person, through electronic means, or otherwise.

15.              On April 29, 2008, plaintiff filed with the SEC a Schedule 14A Proxy Statement (Form DEF14A) (the "April Proxy Statement") that noticed the intent of Typhoon and its Board of Directors to, inter alia, call a special meeting of the majority stockholders for authority to effectuate a one hundred-for-one forward split (the "Forward Split") of the issued and outstanding shares of plaintiff's common stock (the "Existing Common").  Upon information and belief, defendant Harris knew about the April Proxy Statement and has posted links to it from various articles about plaintiff that he authored and published on the internet.

16.              On May 20, 2008, plaintiff's majority stockholders, held the special meeting and provided authority to the Board of Directors to effect the Forward Split of the Existing Common at any time up to and including April 30, 2009, with the exact ratio to be determined by the Board of Directors in its sole discretion, so long as the stock split did not exceed plaintiff's authorized capital.

17.              Contrary to defendant Harris's allegations, at no time did plaintiff initiate the concept of a forward split in order to effect what Harris has called a "manufactured short."  Indeed, it did not occur to plaintiff that anyone would be foolhardy enough to short a stock with little or no volume.

18.              Upon information and belief, Harris did not take the opportunity in the intervening time (from notice of the potential split until its authorization and effectuation) to cover his short position.

19.              Instead, on June 20, 2008, defendant Harris left a telephonic voice mail for Raymond P. Tellini ("Mr. Tellini"), a director of Typhoon, at his office located in the City, State and County of New York.  Harris said that he was calling about Typhoon, left his phone number and stated: "I'm pretty sure you'll want to have this discussion."

20.              On June 23, 2008, from his office in New York, Mr. Tellini returned the telephone call from defendant Harris.  During the telephone call, Harris indicated that he was a professor at The University of Southern California.  Harris then alleged that there was what he termed a "manufactured short" at Typhoon and that Mr. Tellini had better deal with this issue before Harris contacted the regulators and brought light of the situation to the market.  Mr. Tellini stated that he was not familiar with the term "manufactured short," and asked Harris to explain it.

21.              In his June 23, 2008 call with Mr. Tellini, defendant Harris pointed out his personal web site, www.larryharris.com, with his 26 page curriculum vitae and repeatedly emphasized his position as the former Chief Economist at the Securities Exchange Commission ("SEC").  His curriculum vitae indicates that defendant Harris is an expert in the fields of economics and securities trading.

22.               Defendant Harris also stated to Mr. Tellini during the June 23, 2008 call the following:

(a)                He had shorted 2,000 shares of Typhoon stock at approximately $3.00 per share;

(b)               That he initially shorted the stock because he had a dim view of Typhoon's plans for its music kiosk business, and because he did not believe in the value of the patents currently at issue in Typhoon's patent infringement litigation (upon information and belief defendant Harris never conducted any due diligence on the value of the patents and is a novice in the area of patent infringement litigation);

(c)                That since he took his short position, the stock price had risen, putting him in a bad position;

(d)               That as the former chief economist at the SEC, he still had considerable influence at the Commission;

(e)                That Typhoon had been infrequently traded;

(f)                That Typhoon must allow him out of his short position;

(g)               That his brokerage firm was calling in his stock;

(h)               That Typhoon's share price was manufactured because the stock had gone up;

(i)                 That Typhoon had made false representations in the April 2008 Proxy Statement that, in addition to noticing the May 20, 2008 special meeting and proposed Forward Split, also detailed plans for a spin-off of the Typhoon music kiosk business to Typhoon's Chief Executive Officer in exchange for the CEO's 36 million shares (60% of Typhoon's outstanding shares);

(j)                 That Typhoon must "let him out of his short" and that "it would be better for everyone if Typhoon dealt with the shorts."

23.              During the June 23, 2003 call between Mr. Tellini and defendant Harris, Harris threatened to use his "considerable clout with regulators" at least five times.  Each time he made this threat, he stated that he would not contact the SEC if he was let out of his short position and that "regulatory scrutiny would be bad for the company."

24.              During the June 23, 2008 call between Mr. Tellini and defendant Harris, Harris also threatened to publish negative information about Typhoon.

25.              On June 27, 2008, plaintiff filed with the Nevada Secretary of State a Certificate of Amendment (the "Certificate of Amendment").  Plaintiff filed the Certificate of Amendment to affect the aforementioned Forward Split.

26.              On July 3, 2008, defendant Harris left Mr. Tellini a second voice mail message.  In the message, Harris said that he had read Typhoon's Form 8-K of that same date, that, as a result he was "absolutely convinced that there is a 34 Act disclosure violation," that "there are some serious problems with this firm," that Mr. Tellini should give him a call, and "let's talk about this."

27.              On July 3, 2008, defendant Harris, sent an email (the "July 3, 2008 Email") to special counsel (engaged for licensing and enforcing Typhoon's patents) for Typhoon stating, inter alia, that "[s]ince one primary purpose of SEC filings is to make valuation fundamentals transparent, one could easily conclude that the filings have been incomplete."

28.              Special counsel's role has heretofore been limited to Typhoon's licensing program and directing the Patent Litigation.  As such, special counsel had no familiarity with the allegations that Harris made in the July 3, 2008 Email.  As a result, the e-mail was immediately forwarded to Typhoon's Board of Directors for investigation and discourse.

29.              The July 3, 2008 Email also stated, inter alia, that "Although I am not an expert on filing requirements, these questions suggest that more is going on than has been revealed.  As an economist, I don't believe that people are systematically stupid.  The evidence here points to coordinated behavior involving possibly undisclosed material issues."

30.              The July 3, 2008 Email further stated that plaintiff had not properly reported material issues, leading defendant Harris to sell the stock short and that, as a result, "it would be appropriate for those responsible to make me whole."

31.              On July 7, 2008 (the "Effective Date" of the Forward Split), as authorized by Typhoon's majority stockholders at the May 20, 2008 special meeting, each one share of Existing Common issued and outstanding immediately prior to the Effective Date was

32.              reclassified as, and exchanged for, one hundred shares of newly issued common stock of the Registrant.

33.              On that same date, defendant Harris left Mr. Tellini a third voice mail message.  In that message defendant Harris asked whether the 26 million "warrants that were held by the accredited investors were exercised," and that Typhoon's latest filing seemed to indicate that they were not.  Harris said that he was surprised about that because the exercise price for the warrants was 2.5 cents per share and that the warrants had expired late in May.

34.              On July 8, 2008, Yahoo! message boards (located at http://messages.finance.yahoo.com) posted an article entitled "The Insiders Must Think Their Stock Is Worthless!"  This article derided the value of Typhoon shares and stated: "What do they know that we don't?"  The author of this article is listed as SecureLE.  Upon information and belief, the Yahoo! article was written and posted by defendant Harris, using the alias SecureLE.

35.              On July 9, 2008, Harris left Mr. Tellini a fourth voice mail message stating that he hoped "we could talk today," that he was "getting extremely hurt here," that he lost his life savings and that his $6,000 position had become a $1.6 million liability and that he wanted to discuss "possibilities for getting out of this situation that would potentially be advantageous to Typhoon Touch."

36.              On July 9, 2008, defendant Harris posted an article on the website named "Seeking Alpha" (located at http://www.seekingalpha.com; article located at http://seekingalpha.com/article/84206-red-flags-at-typhoon-touch-technologies), a New York based entity.  The article is entitled "Red Flags at Typhoon Touch Technologies."  The "Red Flags" article attacked Typhoon in the same manner and with the same alleged facts as the July 3, 2008 Email and the Yahoo! July 8, 2008 posting.

37.              The "Red Flags" article casts doubt on the outcome of plaintiff's patent litigation.  The article also stated that "[t]he Company recently completed several unusual transactions that suggest that the insiders do not think that their patents will stand" and characterized recent corporate transactions and repeated the wording of the Yahoo! Article: "What do they know that we don't?"  The article also suggested that the shares "may be diluted substantially," that there was "a serious SEC reporting problem" and that it was likely that the common stock would become worthless.  The article is almost identical to the Yahoo! article.

38.              Upon information and belief, Harris also posted links to the "Red Flags" article throughout the internet on financial and news web sites.

39.              Upon information and belief, on or about July 9, 2008, the article entitled "Typhoon Touch Technologies" in the online encyclopedia Wikipedia (located at http://www.wikipedia.org/) was modified (the Typhoon article is located at http://en.wikipedia.org/wiki/Typhoon_Touch_Technologies).  After the modification, the article was essentially identical to the Yahoo! article and the "Seeking Alpha" article.

40.              The Wikipedia web site lists the authors of the July 9, 2008 modifications as Ecoecon and Dr. Jacob Firestone.  Upon information and belief, these are aliases for defendant Harris and/or other member(s) of his short-position consortium, and he and/or they wrote the July 9, 2008 modification to the Wikipedia article.

41.              Part of the article which, upon information and belief was authored under the alias Ecoecon, states that "Following Shepard's sale of his position back to Typhoon and the conversion of the accredited investors' common shares to preferred stock, only 146,500 common shares of stock remained outstanding. The reduction in shares caused a short squeeze as short sellers with 34,000 shares short sought cover.[9] Their attempts to purchase stock substantially increased the stock price in late June and early July. Price rose from $3.50 to $13.10.[10]"  Upon

42.              information and belief, this text indicates that the author has a portion of, is party to, or knows about the aforementioned consortium short position in Typhoon.

43.              Although the Seeking Alpha article advised that the author holds a short position in Typhoon, the warning did not appear on the Yahoo! article or the Wikipedia article.

44.              Upon information and belief, the aforesaid conduct of "dire warnings" on the financial websites and message boards directed to Typhoon shareholders indicates that among defendant Harris' other wrongful conduct, he engaged in what is known in the trading community as a "short and distort" campaign.  "Short and distort" traders manipulate stock prices of publicly traded companies by taking short positions and then using a smear campaign to drive down the price of the targeted stock.

45.              Upon information and belief, the SEC considers "short and distort" tactics to be a form of abusive short selling because of its potential to hurt the financial position and future prospects of the new and emerging companies that "short and distort" players typically target.

46.              Upon information and belief, "short and distort" traders like defendant Harris, try to profit by stimulating fear.  They will use online screen names that imply either that they are associated with the SEC (indeed defendant Harris repeatedly highlights his stint as the Chief Economist of the SEC), the National Association of Securities Dealers, or that they can regularly spot worthless stocks.

47.              Upon information and belief, defendant Harris' goal as a "short and distort" trader has been to convince investors that every proponent of the stock has ties to the company and that the SEC is watching and may take action or institute an investigation that will halt trading in the stock.

48.              Upon information and belief, "short and distort" traders also intimate that they are looking out for investors' interests (as defendant Harris did in his "Red Flags" article posted on Seeking Alpha and the message boards).  "Short and distort" players clutter message boards, so that optimistic information cannot easily be found.  "Short and distort" players often say or write things like, "get out before it all comes crashing down," and "investors who wish to enter a class action lawsuit can contact…" as typical posts.  The "short and distort" trader will do everything in his/her power to convince holders to sell the stock, and potential buyers to avoid purchasing the stock so that the price goes down.

49.              Upon information and belief, defendant Harris has engaged in a typical "short and distort" campaign.  And to even further bolster his campaign, Harris has directly threatened plaintiff and its director(s), while all the time engaging in possible civil extortion.  For example, Harris has contacted Typhoon and made it clear that if the company let him out of his short position (presumably through a private sale of stock to Harris at a below market price) he will go away, not report Typhoon to regulators, and stop making negative postings on the financial websites, message boards and blogs.

50.              Through his telephone calls to Mr. Tellini and the internet articles, defendant Harris has threatened to use his influence and to make claims, which are in fact untrue, to the Securities and Exchange Commission in an effort to blackmail and/or coerce Typhoon into acting in a way that would result in financial gain to Harris.

51.              Upon information and belief, defendant Harris, through his postings and smear tactics, has engaged in a "short and distort" campaign in an effort to drive sellers of Typhoon's stock into the market, consequently causing Typhoon's stock price to fall -- all for his own financial gain and to the detriment of Typhoon and its shareholders.

52.              Defendant Harris also has, on numerous occasions, purposefully called Mr. Tellini in New York to negotiate and consummate a trade directly with Typhoon for Typhoon stock.

53.              Since February 2008, when defendant Harris asserts he took his short position, Typhoon has had significantly favorable developments, viz., Typhoon settled with and entered into licensing agreements with two patent infringement defendants and expanded the patent infringement action to include other substantial defendants (e.g. Apple, Samsung, Nokia, LG and others were added to the Patent Litigation as defendants).

54.              Over the course of Typhoon's existence, its stock has had very little trading volume and at times no volume.  Therefore, defendant Harris' taking a short position in Typhoon's stock was not a proper economic choice as there has been little trading volume to cover his short.  Alternatively, with what little trading volume there has been in Typhoon's stock, Harris consciously chose not to cover his short position prior to the Forward Split -- despite his knowledge that the Forward Split was likely -- for some time before it actually became effective.

55.              Defendant Harris is attempting to manipulate the market price of plaintiff's stock by publishing negative articles about the lightly traded company, in order to lower its stock price, and is attempting to intimidate Typhoon into so manipulating the market by selling him stock substantially below market value, so that he can cover his short position with less cost to him.  Defendant Harris' actions constitute a classic "short and distort" campaign bundled with intimidation directed to the Company which could only be described as financial "blackmail."

56.              Defendant Harris has attempted to bludgeon plaintiff into relieving him of his short position by threatening to have the SEC investigate plaintiff if plaintiff does not relieve him of his position.

57.              Upon information and belief, and in furtherance of his scheme, defendant Harris also wrongly used his former position at the SEC, and made false representations to intimidate employees of Brown Brothers Harriman & Co., a financial institution, in order to obtain confidential information about its investors and Typhoon stock that it held for them.

58.              Upon information and belief, defendant Harris' aforementioned actions constitute the spread of misinformation, rumor mongering, abusive short selling, and market manipulation that the SEC intends to stamp out.  Curiously, it was this very type of conduct that defendant Harris was a vocal proponent of preventing through increased regulation and scrutiny.

59.              Upon information and belief, Defendant Harris engaged in the aforesaid actions for his own financial gain and to the intended detriment of Typhoon and its shareholders.

FIRST CAUSE OF ACTION

60.              Plaintiff repeats and realleges paragraphs 1 through 57.

61.              Defendant Harris' threats to report plaintiff to the Securities and Exchange Commission with a consequent unjustified regulatory prosecution constitutes extreme and outrageous behavior.

62.              Defendant Harris' unjustified threats of prosecution constitute a tort for which defendant Harris is liable to plaintiff for damages in an amount to be determined.

SECOND CAUSE OF ACTION

63.              Plaintiff repeats and realleges paragraphs 1 through 57.

64.              Defendant Harris' resort to coercion to derive a pecuniary benefit not granted him by any agreement with or duty from plaintiff was willful, malicious and in bad faith and constitutes economic duress.

65.              By reason of the foregoing plaintiff is entitled to damages from defendant Harris in an amount to be determined.

THIRD CAUSE OF ACTION

66.              Plaintiff repeats and realleges paragraphs 1 through 57.

67.              Defendant Harris' attempts to drive down the price of plaintiff shares constitute a tortious interference with prospective economic advantage.

68.              By reason of the foregoing, plaintiff is entitled to damages from defendant Harris in an amount to be determined.

FOURTH CAUSE OF ACTION

69.              Plaintiff repeats and realleges paragraphs 1 through 57.

70.              Defendant Harris' attempts to drive down the price of plaintiff's shares constitute tortious interference with contract and prospective business relations.

71.              By reason of the foregoing, plaintiff is entitled to damages from defendant Harris in an amount to be determined.

FIFTH CAUSE OF ACTION

72.              Plaintiff repeats and realleges paragraphs 1 through 57.

73.              Plaintiff has no adequate remedy at law.

74.              Plaintiff is entitled to a permanent injunction prohibiting defendant Harris from making false reports to the Securities and Exchange Commission or any other regulatory or prosecutorial agency.

SIXTH CAUSE OF ACTION

75.              Plaintiff repeats and realleges paragraphs 1 through 57.

76.              Plaintiff has no adequate remedy at law.

77.              Plaintiff is entitled to a permanent injunction prohibiting defendant Harris from continuing to threaten plaintiff, its directors, officers, employees and agents with attempts

78.              to harm plaintiff's business, or with the making of false reports to the Securities and Exchange Commission, or any other regulatory or prosecutorial agency.

WHEREFORE, plaintiff Typhoon Touch Technologies, Inc. demands judgment against defendant Harris as follows:

1.                  On its First, Second, Third and Fourth Causes of Action, monetary damages in an amount to be determined;

2.                  On its Fifth Cause of Action permanently enjoining defendant from making false reports to the Securities and Exchange Commission or any other regulatory or prosecutorial agency.

3.                  On its Sixth Cause of Action prohibiting defendant Harris from continuing to threaten plaintiff, its directors, officers, employees and agents with attempts to harm plaintiff's business, or with the making of false reports to the Securities and Exchange Commission, or any other regulatory or prosecutorial agency.

4.                  An award of attorneys' fees, costs and disbursement; and

5.                  Such other and further relief as the Court deems just and proper.

Dated: New York, New York

            July 14, 2008

                                                                        Yours etc.,

                                                                        HOFHEIMER GARTLIR & GROSS, LLP

/s/ Daniel L. Birch

                                                                        By:__________________________________

David L. Birch
            Robert J. Kenney

Attorneys for Plaintiff
            Typhoon Touch Technologies, Inc.
            530 Fifth Avenue, 9th Floor
            New York, New York 10036
            (212) 818-9000